EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			20-008

Date: April 22, 2020	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports First Quarter 2020 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net loss of $11.9 million, or $(0.09) per diluted share, for the first quarter 2020 compared to net income of $1.3 million, or $0.01 per diluted share, for the same period in 2019 and net income of $8.1 million, or $0.05 per diluted share, for the fourth quarter 2019. The first quarter 2020 results were impacted by a non-cash pretax goodwill impairment charge of $6.7 million related to our majority-owned subsidiary, Subsea Technologies Group Limited, and net tax benefits of $8.3 million related to certain foreign subsidiary tax restructurings and $5.8 million related to the U.S. tax law changes under the CARES Act enacted in March 2020.

Helix reported Adjusted EBITDA of $19.3 million in the first quarter 2020 compared to $30.2 million in the first quarter 2019 and $33.3 million in the fourth quarter 2019.

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended
	3/31/2020	3/31/2019	12/31/2019

Revenues	$181,021	$166,823	$170,749

Gross Profit	$2,010	$16,254	$26,576
	1%	10%	16%

Net Income (Loss) [1]	$(11,938)	$1,318	$8,052

Diluted Earnings (Loss) Per Share	$(0.09)	$0.01	$0.05

Adjusted EBITDA [2]	$19,343	$30,214	$33,277

Cash and Cash Equivalents [3]	$159,351	$220,023	$208,431

Cash Flows from Operating Activities	$(17,222)	$(34,246)	$79,792

Owen Kratz, President and Chief Executive Officer of Helix, stated, “As expected, our first quarter was slow due to the seasonal slowdown in the North Sea and planned maintenance and regulatory inspections on five of our Well Intervention vessels carried out during the quarter. Despite being slower by design, we performed better than anticipated in the first quarter. We commenced operations on the Q7000 with strong execution on its first project. Our Robotics segment continues to expand its offerings to the renewables industry, and we extended our Q5000 Loan to align its final maturity with our expected cash flow generation in the second half 2020. However, this was overshadowed by the ongoing COVID-19 pandemic and the precipitous drop in commodity prices. In response, we have cut our capital spending and plan to adjust operations commensurate with the expected decreases in activity. With our contracted work we nevertheless expect to generate positive free cash flow in 2020 and continue to protect our balance sheet.”

1 Net income (loss) attributable to common shareholders.
2 Adjusted EBITDA is a non-GAAP measure. See reconciliations below.
3 Excludes restricted cash of $52.4 million as of 3/31/20 and $54.1 million as of 12/31/19.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	3/31/2020	3/31/2019	12/31/2019
Revenues:
Well Intervention	$140,652	$122,231	$141,789
Robotics	35,258	39,041	35,276
Production Facilities	15,541	15,253	16,559
Intercompany Eliminations	(10,430)	(9,702)	(22,875)
Total	$181,021	$166,823	$170,749

Income (Loss) from Operations:
Well Intervention	$(5,692)	$9,641	$15,562
Robotics	(2,824)	(3,904)	(660)
Production Facilities	3,643	4,405	5,253
Goodwill Impairment	(6,689)	—	—
Corporate / Other / Eliminations	(9,465)	(9,873)	(14,497)
Total	$(21,027)	$269	$5,658
Segment Results

Well Intervention
Well Intervention revenues in the first quarter 2020 decreased $1.1 million, or 1%, from the previous quarter. The decrease in revenues was primarily due to lower vessel utilization in the Gulf of Mexico and the North Sea and the fourth quarter contractual adjustment in Brazil, offset in part by the commencement of the Q7000, our newbuild semisubmersible well intervention vessel, in West Africa. During the first quarter 2020, we completed scheduled regulatory certification inspections for the Q4000 and the Q5000 in the Gulf of Mexico, performed upgrades to the Siem Helix 2 in Brazil and completed other shipyard maintenance and regulatory inspections on the Well Enhancer and the Seawell during the North Sea’s typical seasonal slowdown. The Q7000 commenced operations in West Africa in January 2020 and was on contract through the remainder of the quarter, contributing both incremental revenue and incremental costs in the segment. Overall Well Intervention vessel utilization decreased to 72% in the first quarter 2020 from 92% in the fourth quarter 2019. Well Intervention income from operations decreased $21.3 million in the first quarter 2020 from the fourth quarter 2019 due to decreased revenues in the Gulf of Mexico, the North Sea and Brazil.
Well Intervention revenues increased $18.4 million, or 15%, in the first quarter 2020 compared to the first quarter 2019. The increase in revenues was primarily driven by the commencement of operations on the Q7000 in January 2020, offset in part by lower vessel utilization in the Gulf of Mexico. Well Intervention vessel utilization decreased to 72% in the first quarter 2020 from 74% in the first quarter 2019. Income from operations decreased $15.3 million, or 159%, in the first quarter 2020 compared to the first quarter 2019, primarily related to decreased revenues in the Gulf of Mexico.

Robotics
Robotics revenues were flat in the first quarter 2020 compared to the previous quarter. Reductions in Robotics trenching and ROV utilization in the first quarter were offset by higher revenues from increased spot vessel activity quarter over quarter. ROV, trencher and ROVDrill utilization decreased to 34% in the first quarter 2020 from 41% in the previous quarter, and vessel trenching days in the first quarter 2020 decreased to 42 days compared to 64 days in the previous quarter. The fourth quarter 2019 also included 59 trenching days on third-party vessels. Chartered vessel utilization increased to 89% in the first quarter 2020, which included 272 spot vessel days, from 73% in the fourth quarter 2019, which included 55 spot vessel days. Available long-term chartered vessel days also decreased by 49 days quarter over quarter with the termination of the Grand Canyon charter in November 2019. Robotics income from operations decreased $2.2 million in the first quarter 2020 compared to the fourth quarter 2019 due to decreased ROV and trenching activities during the quarter.
Robotics revenues decreased $3.8 million, or 10%, in the first quarter 2020 compared to the first quarter 2019. The decrease in revenues year over year was primarily due to a decrease in trenching activity and ROV, trencher and ROVDrill utilization, offset in part by more spot vessel days in the first quarter 2020. ROV, trencher and ROVDrill utilization was 34% in the first quarter 2020 compared to 39% in the first quarter 2019, and 42 vessel trenching days in the first quarter 2020 was down from 133 vessel trenching days in the first quarter 2019. While overall chartered vessel utilization was flat year over year, the first quarter 2020 included 272 spot vessel days compared to 84 spot vessel days in the first quarter 2019, which was offset in part by 90 fewer available long-term chartered vessel days with the termination of the Grand Canyon charter. Robotics results from operations improved $1.1 million in the first quarter 2020 compared to the first quarter 2019 due to lower costs related to the termination of the Grand Canyon charter in November 2019 and the expiration of the hedge of the Grand Canyon II charter payments in July 2019, offset in part by lower revenues.

Production Facilities
Production Facilities revenues decreased $1.0 million, or 6%, quarter over quarter due to lower revenues from the Helix Fast Response System, offset in part by higher production revenues in the first quarter 2020. The fourth quarter 2019 benefitted from approximately $2.0 million of residual revenue from our previous Helix Fast Response System contract that expired in 2019.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $16.3 million, or 9.0% of revenue, in the first quarter 2020 compared to $20.9 million, or 12.3% of revenue, in the fourth quarter 2019. The decrease in expenses was primarily related to a decrease in employee compensation costs in the first quarter.

Other Income and Expenses
Other expense, net was $10.4 million in the first quarter 2020 compared to other income, net of $3.6 million in the fourth quarter 2019. The change was primarily due to net unrealized foreign currency translation losses on foreign currency liabilities related to a weaker British pound in the first quarter, compared to net unrealized foreign currency gains in the prior quarter.

Interest Expense
Net interest expense increased to $5.7 million in the first quarter 2020 from $2.1 million in the fourth quarter 2019. The increase was primarily associated with lower capitalized interest on our capital projects.

Income Tax Provision (Benefit)
The Coronavirus Aid, Relief, and Economic Security Act (CARES Act) became effective on March 27, 2020 and includes various changes to U.S. income tax regulations. As a result of these tax law changes, Helix recognized an estimated $5.8 million net tax benefit in the first quarter 2020.  This amount consists of a $15.9 million current tax benefit and a $10.1 million deferred tax expense. This $5.8 million net tax benefit resulted from Helix’s deferred tax assets related to its net operating losses in the U.S. being utilized at the previous higher income tax rate applicable to the carryback periods.

Cash Flows
Operating cash flows were $(17.2) million in the first quarter 2020 compared to $79.8 million in the fourth quarter 2019 and $(34.2) million in the first quarter 2019. The decrease in operating cash flows quarter over quarter was due to lower earnings as well as higher regulatory certification costs for our vessels and negative working capital changes during the first quarter 2020. The improvement in operating cash flows year over year was due to positive working capital changes, offset in part by lower earnings in the first quarter 2020.
Capital expenditures totaled $12.4 million in the first quarter 2020 compared to $95.2 million in the fourth quarter 2019 and $11.7 million in the first quarter 2019. Capital expenditures in the fourth quarter 2019 included the $69.2 million final installment payment to the shipyard and other capital spending for the Q7000, which was delivered to Helix during the fourth quarter 2019. Regulatory certification costs for our vessels and systems, which are included in operating cash flows, were $17.8 million in the first quarter 2020 compared to $2.1 million in the fourth quarter 2019 and $16.6 million in the first quarter 2019. Regulatory certification costs during the first quarter 2020 included dry dock costs on the Q4000, the Q5000 and the Seawell and certification costs for several intervention systems.
Free cash flow was $(29.6) million in the first quarter 2020 compared to $(15.4) million in the fourth quarter 2019 and $(45.9) million in the first quarter 2019. The decrease quarter over quarter was due to lower operating cash flows, offset in part by lower capital expenditures with the completion of the Q7000. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Financial Condition and Liquidity
Cash and cash equivalents were $159.4 million at March 31, 2020 and excluded $52.4 million of restricted cash pledged as collateral on a short-term project-related letter of credit. Available capacity under our revolving credit facility was $172.6 million at March 31, 2020. Consolidated long-term debt decreased to $394.4 million at March 31, 2020 from $405.9 million at December 31, 2019. Consolidated net debt at March 31, 2020 was $182.7 million. Net debt to book capitalization at March 31, 2020 was 10%. The restricted cash of $52.4 million is included in our net debt calculation as the restrictions are of a short-term project-related nature. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliations below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its first quarter 2020 results (see the "For the Investor" page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Thursday, April 23, 2020 at 9:00 a.m. Central Time, will be audio webcast live from the "For the Investor” page of Helix’s website. Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-708-4339 for participants in the United States and 1-303-223-4365 for international participants. The passcode is "Staffeldt." A replay of the webcast will be available on the "For the Investor" page of Helix’s website by selecting the "Audio Archives" link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets and the provision for current expected credit losses, if any. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents and restricted cash. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures. See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the COVID-19 pandemic and the recent OPEC+ price war and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our spending and cost reduction plans and our ability to manage current changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and the recent OPEC+ price war and actions by customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group), Facebook (www.facebook.com/HelixEnergySolutionsGroup) and Instagram (www.instagram.com/helixenergysolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2020	2019
	(unaudited)

Net revenues	$181,021	$166,823
Cost of sales	179,011	150,569
Gross profit	2,010	16,254
Goodwill impairment	(6,689)	—
Selling, general and administrative expenses	(16,348)	(15,985)
Income (loss) from operations	(21,027)	269
Equity in losses of investment	(20)	(40)
Net interest expense	(5,746)	(2,098)
Other income (expense), net	(10,427)	1,166
Royalty income and other	2,199	2,345
Income (loss) before income taxes	(35,021)	1,642
Income tax provision (benefit)	(21,093)	324
Net income (loss)	(13,928)	1,318
Net loss attributable to redeemable noncontrolling interests	(1,990)	—
Net income (loss) attributable to common shareholders	$(11,938)	$1,318

Earnings (loss) per share of common stock:
Basic	$(0.09)	$0.01
Diluted	$(0.09)	$0.01

Weighted average common shares outstanding:
Basic	148,863	147,421
Diluted	148,863	147,751

Comparative Condensed Consolidated Balance Sheets

	Mar. 31, 2020	Dec. 31, 2019
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and equivalents (1)	$159,351	$208,431
Restricted cash (1)	52,374	54,130
Accounts receivable, net	147,120	125,457
Other current assets	71,755	50,450
Total Current Assets	430,600	438,468

Property and equipment, net	1,809,924	1,872,637
Operating lease right-of-use assets	187,553	201,118
Other assets, net	86,074	84,508
Total Assets	$2,514,151	$2,596,731

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$90,425	$69,055
Accrued liabilities	45,227	62,389
Current maturities of long-term debt (1)	90,837	99,731
Current operating lease liabilities	53,063	53,785
Total Current Liabilities	279,552	284,960

Long-term debt (1)	303,584	306,122
Operating lease liabilities	137,411	151,827
Deferred tax liabilities	104,930	112,132
Other non-current liabilities	36,286	38,644
Redeemable noncontrolling interests	3,323	3,455
Shareholders' equity (1)	1,649,065	1,699,591
Total Liabilities and Equity	$2,514,151	$2,596,731

(1)
Net debt to book capitalization - 10% at March 31, 2020. Calculated as net debt (total long-term debt less cash and cash equivalents and restricted cash - $182,696) divided by the sum of net debt and shareholders' equity ($1,831,761).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

	Three Months Ended
	3/31/2020	3/31/2019	12/31/2019
	(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(13,928)	$1,318	$7,934
Adjustments:
Income tax provision (benefit)	(21,093)	324	1,120
Net interest expense	5,746	2,098	2,129
Other (income) expense, net	10,427	(1,166)	(3,595)
Depreciation and amortization	31,598	28,509	28,300
Goodwill impairment	6,689	—	—
Non-cash gain on equity investment	—	—	(1,613)
EBITDA	19,439	31,083	34,275
Adjustments:
Provision from current expected credit losses	586	—	—
Realized losses from foreign exchange contracts not designated as hedging instruments	(682)	(869)	(998)
Adjusted EBITDA	$19,343	$30,214	$33,277

Free Cash Flow:
Cash flows from operating activities	$(17,222)	$(34,246)	$79,792
Less: Capital expenditures, net of proceeds from sale of assets	(12,389)	(11,630)	(95,218)
Free cash flow	$(29,611)	$(45,876)	$(15,426)